Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on August 27, 2014 and effective as of September 15, 2014 (the “Effective Date”) by and between GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC., a Delaware corporation (the “Company”), and Barry P. Korn (“Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Employment and Duties. Subject to the terms and conditions of this Agreement and approval of the Board of Directors of the Company (the “Board”) of this Agreement, the Company agrees to employ Executive to serve as Chairman and Chief Executive Officer (subject to the conditions set forth in Section 4(iii)). Executive accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such continuing duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company (the “Board”) and to report to the Board. Executive shall devote at least 20 hours of his business time, attention and effort to the performance of his duties hereunder. It shall not be considered a violation of the foregoing for Executive to perform services for other entities or to serve on industry, civic, religious or charitable boards or committees, so long as such service does not individually or in the aggregate significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

2.           Term. The term of Executive’s employment pursuant to this Agreement commences on the Effective Date and, unless terminated as set forth in Section 7, shall continue for a period of one (1) year ending on the first anniversary of the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall be extended automatically for successive one (1) year periods (the Initial Term and any extensions being collectively referred to as the “Employment Term”). If either party does not want to renew this Agreement after the Initial term, such party must give written notice to the other party at least (90) days prior to the end of the applicable Employment Term. Notwithstanding the foregoing, Executive shall at all times be considered an “at will” employee (subject to the obligations set forth in this Agreement). Such termination of this Agreement by Executive shall not be considered to constitute a termination of employment subject to the terms of Section 7 or Section 8, but such termination of this Agreement by the Company shall be subject to the terms of Section 9.

3.           Salary. During the Employment Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings, of not less than $150,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies, as determined by the Board. After the first year, salary will be increased annually, on January 1, based upon the percentage increase in the Consumer Price Index (“CPI”), as herein defined, for the immediately preceding year. The percentage increase in CPI for such year shall be computed by dividing the then-current CPI-U for the month of January of each year by the CPI-U for the month of January for the immediately preceding year for the New York City Metro Region. The term CPI refers to the Consumer Price Index - All Urban Consumers, as published by the Bureau of Labor Statistics of the United States Department of Labor. (Such annual base salary, including any increases pursuant to this Section 3, shall be referred to herein as the “Annual Base Salary”).

4.           Other Compensation and Benefits.

(i)	Sign on Bonus. In consideration of the Company’s financial position, limited cash resources, and need to jump-start the Company’s business of energy management and distribution of energy efficiency products and systems in the United States, the Company hereby grants Executive warrants to purchase fifteen million (15,000,000) shares of the Company’s common stock, exercisable for a period of 3 years from the date of issuance at $0.03 per share; provided that none of these warrants shall vest with the Executive until the Loan is actually made to the Company pursuant to Section 4(ii).

(ii)	Financing by Executive’s Finance Company. In consideration of Executive arranging for his specialty finance company, Barrett Capital Corporation, to provide the Company within 30 days of this Agreement a loan of $100,000 (the “Loan”) so that the Company can complete the Company’s Water Valve Contract with Riverbay Corporation, and an additional $150,000, if the Executive deems it appropriate, to pay for the Company’s corporate expenses, the Company hereby grants warrants to Executive to purchase fifty million (50,000,000) shares of the Company’s common stock, exercisable for a period of 3 years from the date of issuance at $0.03 per share; provided that none of these warrants shall vest with the Executive until the Loan is actually made to the Company within the provided time period.

(iii)	Board of Directors. Effective immediately after the Loan is actually made to the Company pursuant to Section 4(ii), the Company agrees to appoint Executive as a member and Chairman, of its Board of Directors and agrees to appoint two (2) additional board of director members, which Executive shall have the right to nominate.

(iv)	Other. In addition to any executive bonus, retirement, deferred compensation and long-term incentive plans which the Company may from time to time make available to Executive, Executive shall be entitled to the following during the Employment Term:

(a)	all Company benefits generally available to the Company’s other senior executives in accordance with the terms of those benefit plans;

(b)	all retirement, life, disability, medical and dental plan benefits generally available to the Company’s other senior executives in accordance with the terms of those plans; and

2

5.           Vacation. For and during each calendar year within the Employment Term, Executive shall be entitled to reasonable paid vacation periods consistent with Executive’s position and in accordance with the Company’s policies and practices with respect to its senior executives, or as the Board may approve; provided, however, that for each calendar year, Executive shall be entitled to no less than four (4) weeks of paid vacation and, further provided, that Executive shall be permitted to carry over unused vacation from year to year, provided, however, that his accrued but unused vacation carry over may not exceed seven (7) weeks at any time. In addition, Executive shall be entitled to such holidays consistent with the Company’s policies and practices with respect to its senior executives.

6.           General Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable business related expenses including travel, lodging and entertainment; provided that as a condition of such reimbursement, the Executive shall be required to obtain prior written consent from the Board to incur such expenses in the event the expenses individually, or in the aggregate, exceed $5,000.

7.           Termination of Employment. The Company or Executive may terminate Executive’s employment at any time and for any reason in accordance with Section 8(a) below. The Employment Term shall be deemed to have ended on the Date of Termination (as defined herein). The Employment Term shall terminate automatically upon Executive’s death.

(i)	Notice of Termination. Any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 24. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Section 7(b)) and, with respect to a termination due to Cause (as that term is defined in Section 7(d)), Disability (as that term is defined in Section 7(e) or Good Reason (as that term is defined in Section 7(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Executive’s Disability. A Notice of Termination from Executive shall specify whether the termination is with or without Good Reason.

(ii)	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of Executive’s death or the date specified in the Notice of Termination (but in no event shall such date be earlier than the ninetieth (90th) day following the date the Notice of Termination is given, except in the case of termination for Cause, for which the Company may give less than thirty (90) days’ notice, subject to the procedural requirements set forth in Section 7(d) below). Notwithstanding anything to the contrary in this Agreement, if Executive terminates this Agreement without a Good Reason, the Date of Termination shall be the actual date of termination.

(iii)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

3

(iv)	Cause. For purposes of this Agreement, Cause shall mean (i) Executive’s admission, confession, plea of “guilty” or “no contest” to or conviction in a court of law of any felony involving misuse or misappropriation of any money or property, (ii) a willful act by Executive, which constitutes gross misconduct or fraud, or (iii) a material and willful breach by Executive of the duties and responsibilities of Executive hereunder (other than as a result of incapacity due to physical or mental illness) or any willful breach by Executive of any material term of this Agreement, in each case if such breach is not cured within thirty (30) calendar days after written notice thereof to Executive by the Company. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. A termination of Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give Executive Notice of Termination, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The “Board Meeting for Cause” means a meeting of the Board at which Executive’s termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) days after Executive receives the Notice of Termination. Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a majority vote of the entire membership of the Board, stating that in the good faith opinion of the Board, Executive conducted himself as described in the Notice of Termination, and that such conduct constitutes Cause under this Agreement.

(v)	Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination of Executive’s employment by the Company based upon Executive’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the Date of Termination, or if no such policy exists, based on Executive’s inability to engage in any substantial gainful activity for a period of at least six months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board in good faith.

(vi)	Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Executive during the Employment Term based upon the occurrence (without Executive’s consent) of any of the following:

(a)	a material diminution in Executive’s Annual Base Salary;

(b)	a requirement that Executive have a reporting relationship other than as the Chief Executive Officer and Chairman of the Board;

4

(c)	a direction by the Board of the Company that the Executive take any action that would constitute a violation of law (after consultation with counsel), including without limitation, federal securities laws.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Executive gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such condition or event; (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s Notice of Termination; and (3) Executive actually terminates his employment within thirty (30) days of the end of the cure period.

8.           Obligations of the Company upon Termination. Upon the termination of Executive’s employment for any reason or no reason, with or without Cause, he shall be entitled to his accrued but unpaid vacation and Annual Base Salary through the Date of Termination; any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company to which Executive is a party or in which Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable (collectively, the salary and benefits described in the preceding sentence shall be referred to herein as the “Accrued Benefits”).

(i)	Termination by the Company for Cause and Termination by Executive Other Than for Good Reason. If Executive’s employment is terminated during the Employment Term by (x) the Company for Cause, or (y) Executive for any reason other than Good Reason, then Executive shall not be entitled to receive any of the compensation set forth in Section 8 or 9, and shall only be entitled to the Accrued Benefits.

(ii)	Termination due to Disability. If Executive’s employment is terminated during the Employment Term due to Executive’s Disability, then Executive shall not be entitled to receive any of the compensation set forth in Sections 8 or 9, and shall only be entitled to the Accrued Benefits.

9.           Termination Upon Expiration of the Employment Term. If the Company terminates this Agreement by giving written notice to Executive pursuant to the provisions of Section 2 hereof that it does not intend to extend the Employment Term, then upon the termination of Executive’s employment upon or after the expiration of the Employment Term, the Company shall pay Executive the amounts under Section 8 hereof as if the Company had terminated Executive’s employment during the Employment Term for any reason other than Cause or Disability.

5

Non-Competition and Non-Solicitation Agreement. Executive acknowledges and agrees that: (i) as Chief Executive Officer and Chairman of the Company, he will be exposed to some of the most sensitive and confidential information possessed by the Company and its affiliates, including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the competitive landscape of the industries in which the Company competes; and (ii) the aforementioned information represents the product of the Company’s substantial investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors. Executive further agrees that the Company has invested substantial time, effort and expense in researching the products to be distributed and establishing the relationships with the manufacturers it has with said products; that it has invested substantial time, effort and expense in developing its relationships with its customers, and; that it has invested substantial time, effort and expense in marketing its products and developing its potential client databases. As such, Executive agrees that the Company has a legitimate and substantial business interest in enforcing the provisions of this Agreement.

Executive further acknowledges and agrees that the business in which the Company is engaged is intensely competitive and that his employment by the Company has required, and will continue to require, that he have access to, and knowledge of, confidential information of the Company, including, but not limited to, certain or all of the Company’s methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information and trade secrets of the Company.

Executive acknowledges that the Company would suffer irreparable harm if he fails to comply with the provisions of this section, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees. Executive further acknowledges that enforcement of the covenants in this section is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth herein are reasonable as to geography and global scope for a period of one (1) year from the Date of Termination.

Executive agrees that if he were to breach, or threaten to breach, any provision of this Agreement, the Company would be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from breaching this Agreement. This section shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

10.           Non-Delegation of Executive’s Rights. The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

6

11.           Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, Executive will have access to certain Confidential Information. Executive agrees to hold in strictest confidence and not to use, except for the benefit of the Company, or except as provided below, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s and its subsidiaries’ and affiliates’ clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public; (ii) becomes known to the public through no violation of this Agreement; or (iii) is disclosed to the Company by Executive or, to Executive by a third party that is not under an obligation to maintain the confidentiality of the information. In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy and Executive will fully cooperate with the Company in attempting to obtain that order or remedy. Confidential Information shall cease to be treated as Confidential Information under this Agreement following the anniversary of the termination of Executive’s employment with the Company for any reason.

12.           Non Solicitation of Employees. Executive agrees that while Executive is employed with the Company or its affiliates, and for one (1) year after Executive’s employment with the Company terminates for any reason, Executive shall not, whether on behalf of Executive or others, solicit, or lure any individual who is or, within six (6) months of the date of such action, was an employee of the Company or any of its affiliates. Executive agrees that in the event of a breach of this Section 12, damages will not be an adequate remedy and the Company will be entitled, inter alia, to seek injunctive relief, without the need to post a bond, to restrain any such breach, threatened or actual.

13.           Return of Company Property. Upon termination of Executive’s employment for any reason or earlier, upon the Company’s request, Executive shall promptly, upon written request, return to the Company all Property (as defined herein) provided by the Company to Executive. For purposes of this Agreement, “Property” means all records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, used by Executive during Executive’s employment with the Company and, if applicable, any of its affiliates (and any duplicates of any such property), which relate to the Company or its affiliates, or the Company’s or its affiliates’ business, products or services.

7

14.          Survival. Executive hereby acknowledges that obligations under Sections 9, 11, 12, 13, 14 and 17 shall survive the termination of Executive’s employment and of the Employment Term and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Except relating to any actions involving Section 12 of this Agreement and as otherwise provided in this Agreement, any disputes relating to enforcement and/or breach of this Agreement shall be resolved by arbitration to be held in New York, New York, in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules, although this arbitration shall not be administered by the American Arbitration Association unless agreed to by the parties hereto at the time the dispute arises. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Section 12 of the Agreement (for which Section 17 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.

15.          No Mitigation. The Company agrees that, if Executive’s employment hereunder is terminated during the Employment Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or otherwise.

16.          Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

17.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall, except as set forth in Section 14, be brought in a court of competent jurisdiction in the State of New York.

18.           Successors. This Agreement may not be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

8

19.           Counterparts. This Agreement may be executed in one or more counterparts (which may be delivered by electronic transmission or via pdf, with the same effect as an original counterpart), each of which shall be deemed an original, but which together shall constitute a fully executed Agreement.

Indemnification and Insurance Related to Employment by the Company. During the Employment Term, the Company shall maintain directors’ and officers’ liability insurance that is applicable to Executive and shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance prior to or after the Effective Date (and within the scope of his employment) as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and, to the extent more favorable, to the maximum extent permitted under the Company’s Certificate of Incorporation and By-Laws. The Company shall, consistent with applicable laws, provide for the advancement to Executive, within ten (10) days of his presentation of invoices or other appropriate documentation, of expenses incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representatives may be made a party by reason of his being or having been an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or his being or having been engaged in any other capacity at the Company’s request. The rights under this Section 20 shall in all cases be on terms no less favorable to Executive than to other senior executives of the Company and shall survive the termination of employment and the Employment Term until the expiration of the applicable statute of limitations.

21.           Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when (i) personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, or (ii) emailed and confirmation of receipt of such email is confirmed by phone within one (1) business day of such date, to the parties at their respective addresses set forth below:

To the Company:

Green Energy Management Services Holdings, Inc.

4001 Highway 190

Covington, Louisiana 70433

Attention: CEO

9

With a copy to (which shall not constitute notice)

Sasha B. Ablovatskiy, Esq.

Foley Shechter LLP

244 Fifth Ave., Suite 2591

New York, NY 10001

Email: sablovatskiy@foleyshechter.com

To Executive:

Barry P. Korn

422 E 72nd Street, 18D

New York, NY 10021

Email: bkorn@barrettcapital.com

23.           Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

24.           Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

[Signature Page Follows]

10

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

By:	/s/ Robert Thomson
Name:	Robert Thomson
Title:	Interim Chief Executive Officer

EXECUTIVE

/s/ Barry P. Korn
Barry P. Korn

11